For Immediate Release
   NEWS RELEASE

Contacts:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
Dennard ▪ Lascar Associates: 713-529-6600
lelliott@DennardLascar.com
   apearson@DennardLascar.com

Gastar Exploration Announces Sale of East Texas Assets

HOUSTON, April 22, 2013 - Gastar Exploration Ltd. (NYSE MKT: GST) today announced that it has entered into a definitive agreement to sell its East Texas assets to Cubic Energy, Inc. (NYSE MKT: QBC) for $46.0 million, subject to customary closing adjustments. The transaction is expected to close on or before June 5 2013, with a property sale effective date of January 1, 2013.
“This sale allows Gastar to redeploy capital to our higher return projects in the Marcellus Shale and Hunton Limestone,” said J. Russell Porter, Gastar's President and CEO. “In conjunction with our previously announced Hunton Limestone acquisition, this transaction furthers our planned transition to a liquids rich asset portfolio.”
The assets to be sold include approximately 31,800 gross (16,300 net) acres in the Hilltop area of East Texas in Leon and Robertson Counties. For the three months ended December 31, 2012, net production from the Hilltop area averaged approximately 12.4 MMcfe/d. At December 31, 2012, proved reserves attributable to the Hilltop area were approximately 27.4 Bcfe, of which 100% are classified as proved developed and represented approximately 15% of Gastar's total proved reserves.
The closing of the proposed property sale is subject to satisfaction of customary closing conditions. Proceeds from the transaction will initially be used to reduce Gastar's outstanding balance under its revolving credit facility. Management anticipates that this transaction will result in a net increase in the Company's liquidity position of approximately $25 million.
About Gastar Exploration
Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of oil, natural gas and natural gas liquids in the United States. Gastar's principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves such as shale resource plays. Gastar is currently pursuing the development of liquids-rich natural gas in the Marcellus Shale in West Virginia and is exploring and developing the Hunton Limestone horizontal oil play in Oklahoma. The company also holds producing natural gas acreage in the deep Bossier play in the Hilltop area of East Texas and prospective Marcellus Shale acreage in Pennsylvania. For more information, visit Gastar's website at www.gastar.com.
Safe Harbor Statement and Disclaimer
This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements have a reasonable basis, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by borrowing base redeterminations by our banks, adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Gastar's Annual Report on Form 10-K and other filings with the SEC, available at the SEC's website at www.sec.gov.

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